Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COREL CORPORATION,

ICELAND ACQUISITION CORPORATION

AND

INTERVIDEO INC.

DATED AS OF AUGUST 28, 2006

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TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 28, 2006 (this “Agreement”), by and among Corel Corporation, a corporation organized and existing under the laws of Canada (“Parent”), Iceland Acquisition Corporation, a Delaware corporation (“Merger Sub”), and InterVideo, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to enter into a transaction whereby Merger Sub will merge with and into the Company with the Company being the surviving corporation, upon the terms and provisions of and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved this Agreement and the Merger and (iii) resolved to recommend adoption of this Agreement and approval of the Merger by the stockholders of the Company (the “Company Recommendation”);

WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of its stockholder, (ii) approved this Agreement and the Merger and (iii) recommended adoption of this Agreement and approval of the Merger by its stockholder;

WHEREAS, Merger Sub is a wholly owned Subsidiary of Parent;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Parent and Merger Sub to enter into this Agreement, Parent and each of the executive officers and directors of the Company and their respective affiliates have entered into a Voting Agreement, dated as of the date hereof (the “Voting Agreements”), a form of which is attached hereto as Exhibit A, pursuant to which, such stockholders have agreed, subject to the terms thereof, to vote, or cause to be voted, at the Company Stockholder Meeting (as defined below) all of the shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), beneficially owned by such stockholders in favor of the adoption of this Agreement and approval of the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning given in Section 5.2(e)(i).

“Affected Employees” shall have the meaning given in Section 5.8(a).

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, is in control of, is controlled by or is under common control with such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented.

“Benefit Plans” shall have the meaning given in Section 3.13(b)(i).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in San Francisco, California or Toronto, Canada are authorized or obligated by law or executive order to close.

“Certificate of Merger” shall have the meaning given in Section 2.3.

“Certificates” shall have the meaning given in Section 2.7(b).

“Closing” shall have the meaning given in Section 2.2.

“Closing Date” shall have the meaning given in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning given in the recitals of this Agreement.

“Company” shall have the meaning given in the preamble to this Agreement.

“Company 401(k) Plan” shall have the meaning given in Section 5.8(c).

“Company Acquisition Proposal” shall have the meaning given in Section 5.2(e)(ii).

“Company Balance Sheet” shall have the meaning given in Section 3.4(b).

“Company Benefit Plans” shall have the meaning given in Section 3.13(b)(i).

“Company Board” shall have the meaning given in the recitals of this Agreement.

“Company Charter Documents” shall have the meaning given in Section 3.1(b).

“Company Disclosure Letter” shall have the meaning given in ARTICLE III.

“Company Financials” shall have the meaning given in Section 3.4(b).

“Company Material Contract” shall have the meaning given in Section 3.19(a).

“Company Available Net Cash” shall mean cash, cash equivalents and short term investments (each as defined by GAAP and consistent with the methodologies used in the Company’s most recently filed Form 10-Q prior to the date hereof) of the Company and its Subsidiaries, (I) minus (A) indebtedness for borrowed money of the Company and its Subsidiaries, (B) the amount, if any, by which the aggregate amounts owed or accrued by the Company to its outside advisors (financial, legal, accounting and other), in respect of services in connection with the Merger but not paid, exceeds US$3,100,000.00 (three million one hundred thousand) less the amount in respect of such services that has been paid, and (C) the aggregate amount of cash consideration payable under the Ulead Merger Agreement (other than in respect of consideration paid or to be paid to shareholders exercising dissenters or similar rights in excess of the amount to be paid to non-dissenting shareholders or paid or payable to the Company or any wholly-owned subsidiary of the Company), except to the extent any such amount has been paid to the shareholders of Ulead in connection with the acquisition of Ulead, and (D) the amount due to be paid by the Company in September 2006 to MPEG LA on behalf of Microsoft in connection with certain royalty obligations, except to the extent any of such amount has been paid, and (II) plus (A) the amount of all restructuring costs (including shut-down and severance) paid by the Company as permitted under Section 5.1(b)(ix) and (B) the amounts, up to US$3,100,000 (three million one hundred thousand), paid to the Company’s outside advisors (financial, legal, accounting and other) in connection with the Merger,

“Company Options” shall have the meaning given in Section 3.2(b).

“Company Retirement Plan” shall have the meaning given in Section 3.13(a).

“Company SEC Reports” shall have the meaning given in Section 3.4(a).

“Company Source Code” shall have the meaning given in Section 3.8(h).

“Company Stockholder Approval” shall have the meaning given in Section 3.3(a).

“Company Stockholder Meeting” shall have the meaning given in Section 5.3(a).

“Company Stock Options” shall have the meaning given in Section 2.9(a).

“Company Stock Plans” shall have the meaning given in Section 3.13(a).

“Company Treasury Stock” shall have the meaning given in Section 3.2(a).

“Confidentiality Agreement” shall mean the Confidentiality Agreement previously executed prior to the date hereof, between Parent and the Company.

“Consent” means any consent, clearance, Permit, qualification, approval or authorization by, to or with, any Person.

“Contract” shall have the meaning given in Section 3.1(a).

“Controlled Group Affiliate” shall have the meaning given in Section 3.13(c).

“Copyrights” shall have the meaning given in Section 3.8(a).

“D&O Indemnified Parties” shall have the meaning given in Section 5.12(a).

“D&O Insurance” shall have the meaning given in Section 5.12(b).

“DGCL” shall have the meaning given in Section 2.1.

“Dissenting Shares” shall have the meaning given in Section 2.8.

“DOJ” shall have the meaning given in Section 3.3(c).

“Domain Names” shall have the meaning given in Section 3.8(a).

“Effective Time” shall have the meaning given in Section 2.3.

“Employee” shall have the meaning given in Section 3.13(a).

“Employment Agreement” shall have the meaning given in Section 5.15.

“Environmental Laws” shall mean all Legal Requirements relating to pollution or protection of human health or the environment, including Legal Requirements relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and all Legal Requirements with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Permits” shall mean all permits, approvals, identification numbers, licenses, certificates, executions, approvals and any other authorizations under any Environmental Law.

“ERISA” shall have the meaning given in Section 3.13(b)(i).

“ESPP” shall mean the Company’s 2003 Employee Stock Purchase Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exempt Party” shall have the meaning given in Section 5.2(b).

“Export Approvals” shall have the meaning given in Section 3.20(a).

“FCPA” shall have the meaning given in Section 3.21.

“Financing” shall have the meaning given in Section 5.16.

“FTC” shall have the meaning given in Section 3.3(c).

“GAAP” shall have the meaning given in Section 3.4(b).

“Governmental Authorization” shall have the meaning given in Section 3.16.

“Governmental Entity” shall have the meaning given in Section 3.3(c).

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Material” shall have the meaning given in Section 3.14(a).

“Hazardous Materials Activities” shall have the meaning given in Section 3.14(b).

“HSR Act” shall have the meaning given in Section 3.3(c).

“Indebtedness” of any Person at any date shall include, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities for trade payables incurred and payable in the ordinary course of business consistent with past practice), including long-term deferred revenue, (b) any other indebtedness of such Person which is evidenced by a note, mortgage, bond, indenture, debenture or similar instrument (other than performance, surety and appeal bonds arising in the ordinary course of business consistent with past practice), (c) all obligations of such Person under capitalized leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all obligations of such Person to make payments pursuant to sale leaseback transactions, (f) all guarantees by such Person of obligations of others whether or not such Person has assumed or otherwise become directly liable for the payment thereof, (g) all Liabilities secured by any Lien, (h) all letters of credit or similar obligations issued on behalf of such Person, and (i) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (a) through (h) above.

“Intellectual Property” shall have the meaning given in Section 3.8(a).

“IRS” shall mean the United States Internal Revenue Service.

“Leased Real Property” shall have the meaning given in Section 3.7(a).

“Legal Requirements” shall have the meaning given in Section 3.2(d).

“Liabilities” shall mean any and all losses, claims, charges, indebtedness, demands, actions, causes of action, suits, damages, costs and expenses and similar obligations, and other liabilities, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“Lien” shall have the meaning given in Section 3.1(c).

“Litigation” shall mean any litigation, action, arbitration, proceeding, demand, claim or investigation, affecting or brought by or against a Person or any of its Subsidiaries or any of their respective assets or businesses or any of their respective employees or independent contractors.

“Material Adverse Effect” shall mean any change, occurrence or effect (any such item, an “Effect”) individually or when taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect, that (i) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company taken as a whole with its Subsidiaries, or (ii) has a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or consummate the such transactions without material delay; provided, however, that, for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or is reasonably likely to be, a Material Adverse Effect: (A) any Effect resulting from compliance by the Company with the covenants of this Agreement beyond those covenants that are not consistent with its ordinary course operation or required by Legal Requirements, (B) any Effect resulting from the announcement of the Merger, including any adverse loss or change in its relationship with key employees, suppliers or customers (including prospective customers), (C) any change in such the Company’s stock price or trading volume in and of itself (it being understood that the facts or circumstances giving rise to such change in stock price or trading volume may be taken into account in determining whether there has been or, if applicable, is reasonably likely to be a Material Adverse Effect), (D) any failure by the Company to meet published financial projections in and of itself (it being understood that the facts or circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has been or is reasonably likely to be a Material Adverse Effect), (E) any Effect that results from changes affecting any of the industries in which the Company operates generally or the United States or worldwide economy generally (which changes in each case do not disproportionately affect the Company ), (F) the commencement of litigation against the Company or any of its officers or directors alleging breach of their fiduciary duties or public material misstatement or omissions in connection with this Agreement (it being understood that the facts or circumstances giving rise to such litigation and the effects of such litigation may be taken into account in determining whether there has been or is reasonably likely to be a Material Adverse Effect), or (G) any change in GAAP by the Financial Accounting Standards Board after the date of this Agreement.

“Material Lease Documents” shall have the meaning given in Section 3.7(b).

“Material Leased Real Property” shall have the meaning given in Section 3.7(b).

“Maximum D&O Premium” shall have the meaning given in Section 5.12(b).

“Merger” shall have the meaning given in the recitals of this Agreement.

“Merger Consideration” shall have the meaning given in Section 2.6(a).

“Merger Sub” shall have the meaning given in the preamble to this Agreement.

“Necessary Consents” shall have the meaning given in Section 3.3(c).

“Notice Period” shall have the meaning given in Section 5.2(c)(i).

“OEM” shall have the meaning given in Section 3.5(c).

“Open Source Licenses” shall have the meaning given in Section 3.8(m).

“Parent” shall have the meaning given in the preamble to this Agreement.

“Parent Expenses” shall have the meaning given in Section 7.3(a).

“Patents” shall have the meaning given in Section 3.8(a).

“Paying Agent” shall have the meaning given in Section 2.7(a).

“Payment Fund” shall have the meaning given in Section 2.7(a).

“Permits” shall have the meaning given in Section 3.9(b).

“Permitted Liens” shall have the meaning given in Section 3.7(c).

“Person” shall mean an individual, corporation, joint venture, partnership, limited liability company, business association, joint stock or other company, business trust, trust or other entity or organization, including a Governmental Entity.

“Post-Signing Tax Returns” shall have the meaning given in Section 5.11.

“Proxy Statement” shall have the meaning given in Section 5.3(b).

“Recommendation Withdrawal” shall have the meaning given in Section 5.3(a).

“Registered Intellectual Property” shall have the meaning given in Section 3.8(b).

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata), or onto, into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” shall mean a party’s officers, directors, employees, consultants, agents, advisors, affiliates and other representatives.

“Retirement Benefit Rights” shall have the meaning given in Section 3.13(b)(iii).

“Retirement Plan” shall have the meaning given in Section 3.13(b)(iii).

“Sarbanes Act” shall have the meaning given in Section 3.4(a).

“SEC” shall have the meaning given in Section 3.3(c).

“Securities Act” shall have the meaning given in Section 3.3(c).

“Software” shall have the meaning given in Section 3.8(a).

“Software Products” shall have the meaning given in Section 3.8(d).

“Stock Plans” shall have the meaning given in Section 3.13(a).

“Subsidiary” shall have the meaning set forth in Section 3.1(a).

“Subsidiary Charter Documents” shall have the meaning given in Section 3.1(b).

“Superior Proposal” shall have the meaning given in Section 5.2(e)(iii).

“Surviving Corporation” shall have the meaning given in Section 2.1.

“Tax” or “Taxes” shall have the meaning set forth in Section 3.6(a).

“Tax Claims” shall have the meaning set forth in Section 3. 6(d).

“Tax Returns” shall have the meaning set forth in Section 3. 6(b).

“Termination Fee” shall have the meaning given in Section 7.3(a).

“Trademarks” shall have the meaning given in Section 3.8(a).

“Treasury Regulations” shall mean the United States Tax regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding United States Tax regulations).

“Voting Agreements” shall have the meaning given in the recitals of this Agreement.

“Voting Debt” shall have the meaning given in Section 3.2(c).

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 11:00 a.m., San Francisco, California time, within three (3) Business Days after satisfaction or waiver (subject to applicable Legal Requirements) of all the conditions to Closing contained in ARTICLE VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of O’Melveny & Myers LLP, Embarcadero Center West, 275 Battery Street, Suite 2600, San Francisco, California, unless another place is agreed to in writing by the parties hereto.

Section 2.3 Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the debts, liabilities and duties, of the Company and Merger Sub, as provided under Section 259 of the DGCL.

Section 2.5 Certificate of Incorporation; Bylaws; Directors and Officers.

(a) Subject to Section 5.12, from and after the Effective Time, the certificate of incorporation of the Company shall be amended and restated to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Company, as the Surviving Corporation, shall continue to be the name of the Company), until thereafter changed or amended in accordance with the terms therein or by applicable Legal Requirements. Subject to Section 5.12, from and after the Effective Time, the bylaws of the Company shall be amended and restated to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended in accordance with the terms therein or by applicable Legal Requirements.

(b) From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

Section 2.6 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holders of capital stock thereof:

(a) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled or converted in accordance with Section 2.6(c) and Dissenting Shares) shall be converted into the right to receive $13.00 in cash (the “Merger Consideration”). As of the Effective Time, all such shares of Common Stock shall no longer remain outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Common Consideration to be paid in consideration therefor upon surrender of the certificate or certificates representing such shares of Common Stock in accordance with Section 2.7, without interest or dividends. There are no shares of Common Stock outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company

(b) Each share of Company Treasury Stock shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

(c) Each issued and outstanding share of common stock of Merger Sub, par value $0.001 per share, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.7 Surrender and Payment.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the paying agent for the payment of the Merger Consideration to the holders of shares of Common Stock (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to make the payments contemplated by Section 2.6(a) in accordance with the procedures set forth in Section 2.7(h) (such funds, the “Payment Fund”). In the event the Payment Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount equal to the deficiency in the amount of funds required to make such payments. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in their sole discretion, pending payment thereof by the Paying Agent to the holders of the shares of Common Stock and Preferred Stock entitled thereto; provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of the shares of the Common Stock in the amount of any such losses and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of the shares of Common Stock.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding share of Common Stock immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates formerly representing shares of Common Stock immediately prior to the Effective Time (the “Certificates”) shall pass, only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof, together with any bond as contemplated by Section 2.7(h)) to the Paying Agent and which shall be in the form and have such other provisions as the Surviving Corporation or Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the payment of the Merger Consideration to be made to the holder thereof pursuant to Section 2.6. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate and such Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the shares of Common Stock or on the consideration payable upon the surrender of the Certificate formerly representing such shares of Common Stock.

(c) No Further Ownership Rights; Closing of the Company’s Transfer Books. All cash paid upon the surrender of a Certificate in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Common Stock theretofore outstanding on the records of the Company. If Certificates are presented to the Company for transfer following the Effective Time, they shall be cancelled against delivery of the Merger Consideration for each share of Common Stock formerly represented by such Certificate.

(d) Termination of Payment Fund. Any portion of the Payment Fund and any interest received with respect thereto that remains undistributed to the holders of the Certificates for six (6) months after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates who have not complied with this Section 2.7 prior to the end of such six (6) month period shall thereafter look, only as general creditors thereof, to the Surviving Corporation (subject to Section 2.7(e)) for payment of the Merger Consideration with respect to the shares of Common Stock or Preferred Stock formerly represented by such Certificates.

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or any of their respective Affiliates or the Paying Agent shall be liable to any Person in respect of any cash held in the Payment Fund properly delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or other similar Legal Requirement.

(f) Transfer Taxes. If payment is to be made in respect of any Certificate to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the applicable consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.

(g) Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate or Company Stock Option such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code (including under Section 1445 of the Code) or any provisions of applicable state, local or foreign Tax Legal Requirements. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Company Stock Option as applicable, in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Agreement.

(i) Adjustments to Prevent Dilution. If prior to the Effective Time, (i) there is a change in the number of shares of Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Common Stock from that specified in Section 3.2 or (ii) the Company makes a cash dividend to all holders of Common Stock, then the Merger Consideration shall be correspondingly adjusted to provide the holders of the applicable shares of Common Stock the same economic effect contemplated by this Agreement prior to such event.

Section 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Common Stock or Preferred Stock that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who has properly exercised such stockholder’s appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost such stockholder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with this Agreement and Section 262 of the DGCL. If any such holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such stockholder’s shares of Common Stock or Preferred Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration for each share of Common Stock or Preferred Stock formerly represented by the Certificates held by such stockholder without any interest thereon upon surrender of such Certificates in the manner provided in Section 2.7(b). The Company shall give Parent (a) reasonably prompt notice of any notices or demands for appraisal of any shares of Common Stock or Preferred Stock, attempted withdrawals of such notices or demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL and (b) the opportunity to participate at Parent’s own expense in all negotiations and proceedings with respect to any such demands or notices. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any notices or demands for appraisals, offer to settle or settle any demands or approve any withdrawal of any such notices or demands.

Section 2.9 Stock Options; ESPP.

(a) Each Company Stock Option outstanding immediately prior to the Effective Time shall, in connection with the Merger, be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable to such Company Stock Option immediately prior to the Effective Time (including any repurchase rights or vesting provisions), provided that (i) such Company Stock Option shall be exercisable for that number of whole common shares, no par value, of Parent (the “Parent Common Shares”) (rounded down to the nearest whole number) equal to the product of the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the Merger Consideration and the denominator of which is the last closing price of a Parent Common Share on the Nasdaq National Market immediately preceding the Closing (the “Option Exchange Ratio”) and (B) the per share exercise price for the Parent Common Shares issuable upon exercise of such assumed Company Stock

Option shall be equal to (i) the exercise price per share of Company Common Stock applicable to such Company Stock Option immediately prior to the Effective Time, divided by (ii) the Option Exchange Ratio.

(b) The Company shall terminate the ESPP in accordance with its terms as of or prior to the Effective Time.

(c) The Company shall cause all rights, stock options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, in each case, other than Company Stock Options granted under the Company Stock Options Plans (which are to be treated in accordance with Section 2.9(a)) and the ESPP (which are to be treated in accordance with Section 2.9(b)), to be cancelled prior to the Effective Time without any payment being made therefor.

(d) Prior to the Effective Time, the Company shall take all actions that are necessary or appropriate to give effect to the transactions contemplated by Section 2.9(a) and Section 2.9(b). The Company agrees to take all actions necessary or advisable to cause all Company Stock Options to remain unchanged, except as provided herein.

(e) Parent shall file a registration statement on Form S-8 for the Parent Common Shares issuable with respect to assumed Company Stock Options held by current employees as soon as reasonably practicable after the Effective Time to the extent the Parent Common Shares issuable upon exercise of such Company Stock Options qualify for registration on Form S-8.

Section 2.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be reasonably necessary or desirable to carry out the purpose of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in a document of even date herewith and delivered by Company to Parent prior to the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement in which information disclosed in any section shall be deemed to be disclosed under and to qualify and relate to any section of this Agreement and any other provision to which the relevance of such information is reasonably apparent (the “Company Disclosure Letter”), Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be so organized, existing, qualified and in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company, or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, legally binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment, arrangement or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(b) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of the Certificate of incorporation and Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c) Subsidiaries. Section 3.1(c) to the Company Disclosure Letter sets forth each Subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (any, a “Lien” and collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws and de minimus director qualifying shares. Other than the Company’s ownership interest in its Subsidiaries, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

Section 3.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 150,000,000 shares of Common Stock and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share. As of August 25, 2006: (i) 14,035,913 shares of Common Stock were issued and outstanding; (ii) no shares of Common Stock were issued and held by the Company in its treasury (such shares, “Company Treasury Stock”); and (iii) no shares of Preferred Stock were issued and outstanding or held by the Company in its treasury. All of the outstanding shares of capital stock of Company are, and all shares of capital stock of Company which may be issued will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any statutory preemptive rights. Except as set forth in the preceding sentence, since the close of business on August 25, 2006 to the close of business on the date hereof, the Company has not issued any shares of Common Stock or Preferred Stock other than: (i) issuances of Common Stock upon the exercise of Company Options existing on August 25, 2006 in accordance with their terms on such date, and (ii) issuance of shares of Common Stock to participants in the Company Purchase Plan in accordance with their terms on such date. No shares of Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound, and none of such shares are subject to forfeiture to the Company or to any right entitling or obligating the Company to repurchase such shares.

(b) Stock Options. As of August 25, 2006: (i) 3,173,138 shares of Common Stock were issuable upon exercise of outstanding options to purchase Common Stock under the Company Stock Plans (as defined in Section 3.13(a) below) (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Plans are referred to in this Agreement are referred to in this Agreement as “Company Options”), and 1,984,594 of such Company Options are vested and exercisable, (ii) 1,192,251 shares of Common Stock were available for future grant under the Company Stock Plans, and (iii) 823,377 shares of Common Stock were reserved for future issuance under the Company’s 2003 Employee Stock Purchase Plan (the “Company Purchase Plan”). Section 3.2(b)(i) of the Company Disclosure letter sets forth a list of each Company Option outstanding as of August 25, 2006 indicating: (A) the name of the holder of such Company Option, (B) the number of shares of Common Stock subject to such Company Option, (C) the exercise price of such Company Option, (D) the date on which such Company Option was granted or issued, (E) the Company Stock Option Plan under which such Company Option was issued and (F) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries. The Company has made available with respect to each Company Option outstanding as of August 25, 2006 the date on which such Company Option expires. All shares of Common Stock subject to issuance under the Company Stock Plans and the Company Purchase Plan upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.2(b)(i) of the Company Disclosure Letter, since the close of business on August 25, 2006 to the close of business on the date hereof, the Company has not issued any Company Options other than grants of Company Options as would be permitted under Section 5.1(b)(iv) after the date hereof. Except as set forth in Section 3.2(b)(ii) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). All Company Options (including those issued under prior Stock Plans or that have been forfeited or cancelled) were issued at a strike price at least equal to fair market value such that the fair market value on the grant date equals the fair market value on the financial measurement date for each such Company Option or, with respect to Company Options that were not issued in such a manner, the Company recorded an appropriate compensation charge in its financial statements relating to such grants in the appropriate period and reported such in its financial statements and tax returns during the required period. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(c) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(d) Other Securities. Except as otherwise set forth in this Section 3.2, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, binding understanding, obligation or undertaking. All outstanding shares of Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other material applicable Legal Requirements and (ii) all requirements set forth in applicable material Contracts. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign (including, without limitation, Taiwanese) or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 3.3(c) hereof). There are no outstanding Contracts or Company Employee Plans to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. Other than the Company Voting Agreements and the irrevocable proxies granted pursuant to the Company Voting Agreements, the Company is not a party to, and otherwise has no knowledge of, any irrevocable proxies or voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

Section 3.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Subject to the Company Stockholder Approval with respect to the Merger, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate or stockholder proceedings are required on the part of Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the transactions contemplated hereby, subject only to the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to the DGCL. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way by the Board of Directors of the Company as of the date hereof), duly (i) determined that the Merger is fair to, and in the best interest of, the Company and its stockholders and declared this Agreement to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) Non–Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.3 and subject to compliance with the requirements set forth in Section 3.3(c), conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant or with respect to any Company Material Contract (as defined in Section 3.19(a) hereof), Material Lease Document, Material Employee Agreements, Company Employee Plan or International Employee Plan, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or any of their properties or assets is bound or affected, which, in the case of clause (iii), if individually or in the aggregate, not obtained, would reasonably be expected to have a Material Adverse Effect on the Company.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities or other state in which the Company or Parent is qualified to do business, (ii) the filing of a Proxy Statement (as defined below) with the Securities and Exchange Commission (“SEC”) in accordance with the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 3.3(b) of the Company Disclosure Letter, (iv) the consents listed on Section 3.3(c) of the Company Disclosure Letter, and (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Parent and its Subsidiaries, taken as a whole or would reasonably be expected to materially and adversely affect the ability of the parties hereto to consummate the Merger within the time frame contemplated by this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the “Necessary Consents.”

Section 3.4 SEC Filings; Financial Statements; Controls; TSE Filings.

(a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since July 17, 2003. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof), in each case as they have been amended since the time of their filing and prior to the date hereof, are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, to the extent in effect, the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes Act”) and in each case the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if subsequently amended or supplemented, on the date of such amendment or supplement) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports nor are there any formal or informal inquiries or investigations into any matter relevant to the Company by the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes attached thereto) included in or incorporated by reference into the Company SEC Reports (the “Company Financials”) including each Company SEC Report filed as of the date hereof: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Forms 10-Q or 8-K under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its consolidated Subsidiaries’ operations and cash flows for the periods indicated, all in accordance with GAAP (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which would or may be material). The Company does not intend to correct or restate any of the Company Financials, nor does it have knowledge of any basis therefor. The consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2006 contained in the Company’s Annual Report on Form 10-K for the period ended March 31, 2006 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet and through the date hereof, neither the Company nor any of its Subsidiaries has any liability (absolute, accrued, contingent or other liabilities of any nature, either matured or unmatured) of any nature that would be required to be disclosed on a consolidated balance sheet (or notes thereto) of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied, except for (A) liabilities set forth or reserved against on the Company Balance Sheet or in the related notes thereto (but only to the extent of such reserve) (B) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business of the Company, (C) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (D) liabilities described in Section 3.4(b) of the Company Disclosure Letter, and (E) liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date which was required to be reported to the Company’s Board of Directors and which if not resolved as required by the Company’s auditors would reasonably be expected to result in the resignation or refusal to stand for reappointment of such auditors or a disclosure in any Company report required to be filed under any Legal Requirement . The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Company Financials are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(c) Disclosure Controls and Procedures. The Company and its Subsidiaries maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to the Company and reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC.

(d) Internal Control Over Financial Reporting. The Company and its Subsidiaries, taken as a whole, has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act which is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Company Financials) for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements of the Company and its Subsidiaries. None of the Company, any of its Subsidiaries or, to the Company’s knowledge, any of their respective employees or the Company’s independent auditors has identified or been made aware of (i) since the adoption of rules promulgated by the SEC pursuant to Section 404 of the Sarbanes Act, any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing. The Company has no outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes Act.

Section 3.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet and through the date hereof there has not occurred or arisen:

(a) any Effect that, individually or when taken together with all other Effects that have occurred since the date of the Company Balance Sheet through the date hereof, that has or would reasonably be expected to have a Material Adverse Effect on the Company;

(b) any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(c) any entry into, amendment or termination by the Company or any of its Subsidiaries of any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance, (in each case, other than reseller, original equipment manufacturer (“OEM”) and licensing agreements entered into in the ordinary course of business) material to the Company and its Subsidiaries, taken as a whole;

(d) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

(e) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(f) except to the extent such grant, payment, change or entry would not exceed $10,000 per individual or pursuant to agreements outstanding as of the date of the Company Balance Sheet, (i) any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase in compensation or fringe benefits (except for normal increases of cash compensation to current non-officer employees in the ordinary course of business), (ii) any payment by the Company or any of its Subsidiaries of any bonus (except for bonuses made to current non-officer employees in the ordinary course of business), (iii) any change by the Company or any of its Subsidiaries that materially increases the value of, or accelerates the timing of payment of any severance, termination or bonus payments or benefits to any current officer or employee of the Company or (iv) any entry by the Company or any of its Subsidiaries into any currently effective agreement that is (A) an employment, severance, termination or indemnification agreement with any officer of the Company outside the ordinary course of business or (B) any agreement with any officer of the Company the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), in any case as disclosed in Section 3.5(f) of the Company Disclosure Letter;

(g) any material amendment, termination or consent with respect to any Company Material Contract, Material Lease Document or Company Benefit Plan entered into outside the ordinary course of business, except as required by applicable law;

(h) entry into any customer Contract that contains any material non-customary provisions for future deliverables or future royalty payments;

(i) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(j) any debt, capital lease or other debt or equity financing transaction, other than trade and other ordinary course payables, by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital leases entered into in the ordinary course of business which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(k) other than pursuant to Contracts in effect on the date hereof, any grants of any material refunds, credits, rebates or other allowances by the Company or any of its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business or otherwise previously accrued in the Company Balance Sheet;

(l) any material change in the level of product returns, bad debts or rights to accounts receivable which, individually or in the aggregate, have had or are reasonably likely to have a material effect on accounts receivable reserves or other reserves maintained by the Company and its Subsidiaries (other than historical seasonal changes or similar factors);

(m) any material reductions in work force, real property lease terminations with respect to Material Leased Real Property, or other exit or disposal plan which would be required to be disclosed by Item 2.01 of Form 8-K;

(n) any sale, lease, license, encumbrance or other disposition of any Material Leased Real Property or assets except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company and any of its Subsidiaries, taken as a whole, or the licenses of current Company products, in each case, in the ordinary course of business;

(o) any loan, extension of credit or financing or grant of extended payment terms by the Company or any of its Subsidiaries to any Person other than in the ordinary course of business;

(p) any material purchases of fixed assets or other long-term assets other than in the ordinary course of business;

(q) any adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r) any revaluation by the Company of any of its or its Subsidiaries’ assets, including, without limitation, writing down the value of long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business and which would be material to the Company and its Subsidiaries, taken as a whole, or to the Company’s knowledge, any factor or circumstance, that, in accordance with GAAP, would require any such material revaluation;

(s) any significant deficiency or material weakness identified in the system of internal controls utilized by the Company and its Subsidiaries; or

(t) brought, or had brought against it, any litigation or proceeding related to Intellectual Property, or settled any litigation;

(u) any written agreement (other than this Agreement or the agreements contemplated hereby) to take any action described in this Section 3.5.

Section 3.6 Taxes.

(a) For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes,” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor entity.

(b) The Company and each of its Subsidiaries have filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Tax Returns”) required to be filed by any of them and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid, and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements.

(c) No deficiencies for any Taxes have been asserted or assessed or, to the knowledge of the Company, proposed, against the Company or any of its Subsidiaries with respect to Tax Returns filed by the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP).

(d) No federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or other administrative proceedings (“Tax Claims”) have commenced, with respect to any taxable period ending on or after January 1, 2003, or are pending with regard to any material Taxes of the Company or any of its Subsidiaries, and no audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(e) Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement. Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(f) The Company has not participated (i) in any “tax shelter” within the meaning of Section 6662 of the Code or (ii) in any “reportable transaction” within the meaning of Treasury Regulation Sections 1.6011-4 (as in effect at the relevant time) or any comparable regulations of jurisdictions other than the United States.

Section 3.7 Title to Properties.

(a) Properties. Neither the Company nor any of its Subsidiaries owns or has owned any real property. Section 3.7(a)(i) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). All such current leases relating to the Material Leased Real Property (defined below) are in full force and effect, are valid and effective, and there is not, under any of such leases, any existing breach, default or event of default by the Company or its Subsidiaries, or, to the Company’s knowledge, by any other party thereto (or event which with notice or lapse of time, or both, would constitute a default). Except as set forth in Section 3.7(a)(ii) of the Company Disclosure Letter, no parties other than the Company or any of its Subsidiaries have a right to occupy any Material Leased Real Property and the Material Leased Real Property is used in all material respects only for the operation of the business of the Company and its Subsidiaries. To the Company’s knowledge, the Material Leased Real Property and the other physical assets of the Company which are material the Business of the Company and its Subsidiaries taken as a whole are, in all material respects, in good condition and repair and regularly maintained, in all material respects and subject to reasonable wear and tear, in accordance with standard industry practice. The Company’s business operations which take place on Material Leased Real Property are conducted in compliance, in all material respects, with Material Lease Documents. Neither the Company nor any of its Subsidiaries will be required pursuant to the terms of any Material Lease Document to incur any cost or expense for any restoration or surrender obligations in excess of $100,000 upon the expiration or earlier termination of any Material Lease Documents. The Company and each of its Subsidiaries has performed in all material respects its obligations under any material termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no material continuing liability with respect to such terminated real property leases.

(b) Documents. The Company has made available to Parent true, correct and complete copies of all leases, lease guaranties, agreements to which the Company or a Subsidiary is a party for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property that is marked by an asterisk in Section 3.7(a)(i) of the Company Disclosure Letter (the “Material Leased Real Property”), including all amendments, terminations and modifications thereof (“Material Lease Documents”); and there are no other leases, lease guaranties, agreements for the leasing use or occupancy of, or otherwise granting a right in or relating to or affecting any Material Leased Real Property to which the Company or any of its Subsidiaries is bound, other than those identified in Section 3.7(b) of the Company Disclosure Letter. The real property so marked with an asterisk constitutes all of the material real property leased by the Company or its Subsidiaries.

(c) Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, statutory law, landlord Liens or Liens arising under equipment leases entered into in the ordinary course of business, (ii) Liens for Taxes not yet delinquent, (iii) liens imposed on the underlying fee interest in leased property, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens and payables, and (v) such imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby by the Company or its Subsidiaries (collectively, “Permitted Liens”).

Section 3.8 Intellectual Property.

(a) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”), (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world (“Trademarks”), (vii) all databases and data collections and all rights therein throughout the world, (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, (ix) all Uniform Resource Locators, web site addresses and domain names (“Domain Names”), (x) all rights in Software; and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world. “Software” shall mean any and all computer software and code, in either source code, object code or executable form, including assemblers, applets, compilers, data (including image and sound data), design tools and user interfaces. Software shall include source code listings and related documentation.

(b) Section 3.8(b) of the Company Disclosure Letter lists or describes the Intellectual Property which is material to the Company and is owned or licensed by the Company and/or any of its Subsidiaries, and identifies whether any such Intellectual Property that is owned by the Company or a Subsidiary has been registered, filed, or issued under the authority of, with or by any Governmental Entity, including all Patents, registered Copyrights, registered Trademarks, and Domain Names, and all applications for any of the foregoing (the “Registered Intellectual Property”). For all Registered Intellectual Property, Section 3.8(b) of the Company Disclosure Letter sets forth the application numbers and dates for each country in which an application for such Intellectual Property was filed and/or registered, the date of issuance of any such Registered Intellectual Property, and any applicable Patent, Copyright registration and Trademark registration numbers. All Registered Intellectual Property is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees, and proofs of use for Trademarks), and is, to the Company’s knowledge, valid and enforceable.

(c) (i) The Company or one or more of its Subsidiaries exclusively owns, or has a valid right to use, all of the Intellectual Property that does not consist of Patents and that is used in the business of the Company and its Subsidiaries as currently conducted. (ii) The Company or one or more of its Subsidiaries exclusively owns, or has a valid right to use, all of the Patents that are used in the business of the Company and its Subsidiaries as currently conducted. (iii) The Company has and the Surviving Corporation will have the rights, without infringing any third party’s Intellectual Property rights, to conduct the business as conducted by the Company or any of its Subsidiaries prior to the Closing.

(d) Neither the operation of the business as currently conducted by the Company or any of its Subsidiaries, including the making, using, selling, licensing and distribution of the Company’s or one of its Subsidiary’s Software products and services (“Software Products”), nor the Software Products, or other Company or Subsidiary products and/or services infringe, violate or misappropriate the Intellectual Property rights of any third party.

(e) There is no pending or, to the knowledge of the Company, threatened claim, suit, action or proceeding before any Governmental Entity alleging that the activities of the Company or any of its Subsidiaries, or alleging that the activities of any of the Company’s or its Subsidiaries’ customers as a result of the use of the Company’s Intellectual Property, infringes upon, violates or misappropriates the Intellectual Property rights of any third party or challenging the ownership, validity or enforceability of any Intellectual Property owned by the Company or any of its Subsidiaries. No item of Intellectual Property owned by the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, settlement or stipulation (such stipulation agreed to in the course of litigation or settlement) that restricts in any material manner the use, transfer or licensing thereof or may affect the validity, use or enforceability of any item of Intellectual Property in any material manner.

(f) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary and confidential nature of the Intellectual Property owned by the Company or such Subsidiary that is material to the business of the Company or any of its Subsidiaries as currently conducted (other than trade secrets that the Company or such Subsidiary have knowingly and reasonably determined not to maintain as confidential, and other than Intellectual Property rights that the Company knowingly and reasonably determined not to register with the applicable Governmental Entity). The Company has, uses and enforces a policy requiring each employee and consultant of the Company to execute proprietary rights and confidentiality agreements substantially in the forms made available to Parent.

(g) As of the date hereof, there are no pending claims, suits, actions or proceedings that were filed by the Company or any of its Subsidiaries with any Governmental Entity with respect to any third party’s infringement of Intellectual Property owned by the Company or any such Subsidiary.

(h) Except as described in Section 3.8(h) of the Company Disclosure Letter and other than SDKs and APIs that are disclosed in the ordinary course of business, no third party possesses any copy of any source code to any Software that is or is planned to be included in the Software Products or is otherwise owned by the Company or any of its Subsidiaries (“Company Source Code”).

(i) Neither this Agreement nor the transactions contemplated hereby will result in: (i) the Company or any of its Subsidiaries granting to any third party any right to any Intellectual Property owned by, or licensed to, the Company and any of its Subsidiaries prior to Closing; (ii) the Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company or any of its Subsidiaries prior to the Closing; or (iii) the obligation of the Company, the Surviving Corporation or any of their Subsidiaries to provide any Company Source Code to any third party or the release of any Company Source Code from any escrow.

(j) Except as set forth on Section 3.8(j) of the Company Disclosure Letter, neither the Company or any of its Subsidiaries is required to make or accrue any royalty or other revenue sharing payment to any third party in connection with any of the Intellectual Property used by the Company in the conduct of the business or with respect to any Software Product or other products or services developed, sold, or distributed or currently planned to be developed, sold or distributed by the Company or any of its Subsidiaries. Company has fully complied with any and all royalty and revenue sharing obligations identified in Section 3.8(j).

(k) Neither Company nor any Subsidiary is now nor has ever been a member of, or a contributor to, any industry standards body or similar organization that would require or obligate the Company or any Subsidiary to grant or offer to any third party any license or right to any Intellectual Property owned by the Company or any Subsidiary.

(l) No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any of the Intellectual Property owned by the Company or any of its Subsidiaries.

(m) Section 3.8(m) of the Disclosure Letter lists all agreements for software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Licenses”) used by the Company or any Subsidiary with respect to their Software Products. None of the Software Products is subject to any obligation or condition (including any obligation or condition under any “open source” license) that could or does require, or could or does condition the use or distribution of such Software Product on, the disclosure, licensing or distribution of any Company Source Code for any portion of such Software Products.

(n) The Company and its Subsidiaries have implemented a commercially reasonable maintenance and support process for the monitoring and reporting of errors, defects and bugs in the Software Products, and regularly correct any such errors, defects and/or bugs in accordance with the Company’s and its Subsidiaries standard maintenance and support procedures.

Section 3.9 Compliance; Permits.

(a) Compliance. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of any Legal Requirement, including Legal Requirements relating to Hazardous Materials, applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for conflicts, violations and defaults that would not have a Material Adverse Effect on Company. As of the date hereof, no investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, has been threatened in a writing delivered to the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries.

(b) Permits. The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries, as currently conducted, except as have not had or would not reasonably be expected to have a Material Adverse Effect on the Company (collectively, “Company Permits”). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened in writing. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

Section 3.10 Litigation.

(a) There is no litigation, claim, suit, action, proceeding, demand or investigation, at law, in equity or otherwise, pending or, to the knowledge of the Company, credibly or overtly threatened or threatened in writing against the Company or any of its Subsidiaries or their respective assets, including any claims related to Hazardous Materials, before any federal, state, local or foreign court, governmental department, commission, agency, instrumentality or authority, or any arbitration tribunal which has been or would be material to the Company and its Subsidiaries, taken as a whole or which has been threatened in writing.

(b) Section 3.10(b) of the Company Disclosure Letter sets forth, as of the date hereof, a list of any litigation, claims, suits, actions, proceedings, demands or investigations (including those threatened) against the Company or its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, or employees, in each case, in their capacities as such, is subject to or in default with respect to any notice, order, writ, injunction or decree of any federal, state, local or foreign court, agency, authority or arbitration tribunal.

Section 3.11 Brokers’ and Finders’ Fees. Except with respect to Banc of America Securities LLC, a copy of whose engagement letter has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, including but not limited to the Ulead Merger.

Section 3.12 Employee Matters.

(a) Section 3.12 (a) of the Company Disclosure Letter contains a complete and correct list of employees of the Company and its Subsidiaries as of July 31, 2006, their respective titles as of the date hereof, the 2006 annual base salary, target bonus and annual bonus paid through June 30, 2006, the date and amount of any salary increase for such employees after April 1, 2006, and the date of employment of each such employee. The Company and each Subsidiary have paid or properly accrued all bonuses due to any respective employee of the Company and such Subsidiary with respect to work performed by such employee of the Company and such Subsidiary in calendar year 2005 and the first two calendar quarters of 2006.

(b) Except as set forth on Section 3.12(b) of the Company Disclosure Letter, (i) the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of the Company and its Subsidiaries are such that their employment or engagement may be terminated at will with notice given at any time and without Liability for payment of compensation or damages, (ii) there are no severance payments to any executive officers or management level employees which are or could become payable by the Company or any Subsidiary to any such person under the terms of any oral or written agreement, (iii) as of the date hereof, to the knowledge of the Company, no executive officer or material number of management level or senior technical employees of the Company or any Subsidiary has any plans to terminate his, her or their employment with the Company or any Subsidiary and (iv) to the knowledge of the Company, there are no agreements between any executive officer or management level employees of the Company or any Subsidiary and any other Person which would restrict, in any manner, such individual’s ability to perform services for the Company or any Subsidiary or the Parent or the right of any of them to compete with any Person.

(c) Except as set forth on Section 3.12(c) of the Company Disclosure Letter, the Company and its Subsidiaries are and have been in material compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, and wages and hours, and the Company and its Subsidiaries have not engaged in any unfair labor practice. The Company and its Subsidiaries are not nor have been liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing. All Persons classified by the Company or its Subsidiaries as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company or its Subsidiaries have fully and accurately reported independent contractor compensation on IRS Forms 1099 when required to do so. No individual who has performed services for or on behalf of the Company or any Subsidiary and who has been treated by the Company or any Subsidiary as an independent contractor, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company or such Subsidiary.

(d) To the knowledge of the Company, except as set forth in Section 3.12(d) of the Company Disclosure Letter, no third party has claimed or, with respect to any executive officer or management level employees, has reason to claim that any of the employees of the Company or any Subsidiary has (i) violated any of the terms or conditions of his or her employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) interfered in the employment relationship between such third party and any of its present or former employees. To the knowledge of the Company, no person employed by or affiliated with the Company or any Subsidiary has employed or has proposed to employ any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any Product or proposed Product or the development or sale of any service or proposed service of the Company or any Subsidiary.

(e) Section 3.12(e) of the Company Disclosure Letter lists all the current employees of the Company and its Subsidiaries who are currently on leave due to work-related injuries and/or receiving disability benefits under any Company Benefit Plan.

(f) To the Company’s knowledge, as of the date hereof no fact or event exists that could give rise to liability under the Worker Adjustment Retraining Notification Act or similar applicable state, local or foreign law, including applicable Taiwanese law.

Section 3.13 Employee Benefit Plans.

(a) Documents. Section 3.13(a) of the Company Disclosure Letter sets forth a list of the following: (i) all severance and employment agreements of the Company with directors or executive officers; (ii) all severance programs and policies of each of the Company and its Subsidiaries; (iii) all plans or agreements relating to any current or former employees, consultants or directors (each, an “Employee”) of the Company and its Subsidiaries pursuant to which benefits would vest or an amount would become payable or the terms of which would otherwise be altered, in any case, by virtue of the transactions contemplated hereby, (iv) each document embodying each Retirement Plan of the Company (a “Company Retirement Plan”); (iv) the Company Purchase Plan; and (v) each stock option plan, stock award plan, stock appreciation right plan, phantom stock plan, stock option, other equity or equity-based compensation plan, equity or other equity based award to any Person (whether payable in cash, shares or otherwise) (to the extent not issued pursuant to any of the foregoing plans) or other plan or Contract of any nature with any Employee pursuant to which any stock, option, warrant or other right to purchase or acquire capital stock or right to payment based on the value of capital stock has been granted or otherwise issued (such plans, collectively, “Stock Plans” and the Stock Plans of the Company collectively, “Company Stock Plans” but in each case, excluding the Company Purchase Plan). The Company has delivered or made available to Parent for review each of the items listed on Section 3.13(a) of the Company Disclosure Letter.

(b) Compliance.

(i) With respect to each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock-related or performance award, retirement, vacation, severance, disability, death benefit, hospitalization, medical, loan (other than travel allowances and relocation packages), fringe benefit, disability, sabbatical and other plan, or arrangement providing benefits to any Employee, employment agreement, consulting agreement or severance agreement with any current or former officer or director of the Company or its Subsidiaries, or any material employment agreement, consulting agreement or severance agreement for any current Employee (collectively, “Benefit Plans”) of the Company or any of its Subsidiaries (“Company Benefit Plans”), no material event has occurred and, to the knowledge of the Company, there exists no material condition or set of circumstances, in connection with which the Company or any of its Subsidiaries would be subject to any liability under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or any other applicable Legal Requirement.

(ii) The Company has delivered or made available to Parent for review (i) correct and complete copies of all material documents (or summaries thereof) embodying or relating to each Company Benefit Plan, including all amendments thereto and written interpretations thereof; (ii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan or related trust; (iii) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Benefit Plan; (iv) all IRS determination, opinion, notification and advisory letters and rulings relating to Company Benefit Plans and copies of all applications and correspondence (including specifically any correspondence regarding actual or potential audits or investigations) to or from the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, (v) all material written agreements and contracts (or summaries thereof) relating to each Company Benefit Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts; (vi) all communications material to any Employee or Employees relating to any Company Benefit Plan relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability to the Company and which are not reflected in the current summary plan description and plan document; (vii) all policies, if any, pertaining to fiduciary liability insurance covering the fiduciaries of each Company Benefit Plan; and (viii) all non-discrimination tests, if any, for each Company Benefit Plan for the most recent plan year.

(iii) Each Company Benefit Plan has been administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements and the terms of all applicable collective bargaining agreements, except, in each case, as would not reasonably be expected to have a Material Adverse Effect on the Company or, following the Closing Date, result in a material liability to Parent. Any Company Retirement Plan intended to be qualified under Section 401(a) and its related trust under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter) as to its qualified status under the Code or is entitled to rely on an opinion letter issued to the sponsor of the prototype document upon which such Company Retirement Plan is based pursuant to applicable guidance, or has remaining a period of time to apply for such determination or opinion letter and has been timely amended, adopted and administered in compliance with the applicable provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation enacted through the date hereof, and Section 501 of the Code. For purposes of this Agreement, “Retirement Plan” shall mean a arrangement for the provision of Retirement Benefit Rights to Employees (and, if applicable, beneficiaries thereof). For purposes of this Agreement, “Retirement Benefit Rights” shall mean, with respect to an entity, any pension, lump sum, gratuity, or a like benefit provided or generally intended to be provided on retirement or on death in respect of an Employee’s relationship as a service provider to an entity or its Subsidiaries. Post retirement health benefits and any other self-insured health benefit arrangements are deemed to be “Retirement Benefit Rights.” Deferred compensation payments required to be made to an Employee in respect of the termination of employment are also deemed to be “Retirement Benefit Rights.” Section 3.13(b)(iii) of the Company Disclosure Letter lists each Retirement Benefit Plan and Retirement Benefit Right, other than those under an ERISA 401(k) plan.

(iv) To the knowledge of the Company, no oral or written representation or commitment with respect to any material aspect of any Company Benefit Plan has been made to an Employee by an authorized employee of the Company or any of its Subsidiaries that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plans. Neither the Company nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other Employee representative body or any material number or category of its Employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them). Each Company Benefit Plan, other than an individual agreement between the Company and an Employee, can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liability to the Company or Parent (other than ordinary administration expenses typically incurred in a termination event). None of the Company Benefit Plans are subject to any material surrender fees, deferred sales charges, commission, or other fees upon termination other than the normal administrative fees associated with their amendment, transfer or termination.

(v) There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced or, to the knowledge of Company, threatened with respect to any such claim or dispute. There are no audits, inquiries, investigations, or proceedings pending or, to the knowledge of the Company, threatened by any Government Entity with respect to any Company Benefit Plan.

(vi) With respect to the Company Benefit Plans, no material prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code and not exempt under ERISA Section 408 or the administrative guidance thereunder) have occurred for which a statutory exemption is not available.

(c) Multiple Employer and Multiemployer Plans. At no time has the Company or any other person or entity under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Controlled Group Affiliate”) with the Company participated in and/or been obligated to contribute to any Company Benefit Plan in which any persons which are not or were not at the relevant time, Controlled Group Affiliates of the Company and/or their Employees, have participated. Neither the Company nor any Controlled Group Affiliate has ever maintained, established, sponsored, participated in, or contributed to, (i) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any Retirement Plan which is subject to Title IV of ERISA or Section 412 of the Code, (iii) any “multiple employer plan” as defined in ERISA and the Code, or (iv) any “funded welfare plan” within the meaning of Section 419 of the Code. No Company Benefit Plan provides health benefits that are not fully insured through an insurance contract. No insurance policy or contract relating to any Company Benefit Plan requires or permits retroactive increase in premiums or payments due thereunder.

(d) Post-Termination Benefits Obligations. No Company Benefit Plan provides health benefits (whether or not insured), with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements or benefits, the full cost of which is borne by the Employee).

(e) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan that will or may result in any material payment (whether of severance pay or otherwise), or any acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement with an Employee to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), would give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(f) Deferred Compensation Arrangements. (i) Each plan, program, agreement, or arrangement that is identified in Section 2.13(a) of the Company

Disclosure Letter and each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409(A)(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Proposed Regulations issued under Code Section 409A, Fed. Reg. Vol. 70, No. 191, p. 57984 (10/4/2005), and any subsequent guidance relating thereto; and (ii) no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such plan, program, agreement, or arrangement or Company Benefit Plan.

(g) Labor. Neither the Company nor any of its Subsidiaries has, or has ever been, bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. No employee of the Company is or has ever been represented by any labor union or covered by any collective bargaining agreement while employed by the Company and, to the knowledge of the Company, no campaign to establish such representation is in progress. With respect to the Company, there is no pending or, to the knowledge of the Company, threatened (i) labor dispute, employee grievance, slowdown, picketing that individually or in the aggregate has had or would have a Material Adverse Effect on the Company, (ii) material charge, grievance proceeding, unfair labor practice charge or other claim affecting the Company or its Subsidiaries relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the by the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Entity that individually or in the aggregate has had or would have a Material Adverse Effect on the Company, (iii) union organizational activity, or (iv) application for certification of a collective bargaining agent.

Section 3.14 Environmental Matters.

(a) Hazardous Material. Except as would not reasonably be expected to result in a material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, its state equivalents or any applicable foreign law, including applicable Taiwanese law, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, its state equivalents or any applicable foreign law, including applicable Taiwanese law, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Except as would not reasonably be expected to result in a material liability to the Company: (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date; and (ii) neither the Company nor any of its Subsidiaries has disposed of, transported, arranged for transport or disposal of, sold, used, released, exposed its Employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

Section 3.15 Restrictions on Business Activities. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (i) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property, or to compete with any Person, (ii) granting any exclusive distribution rights, (iii) or providing “most favored nations” clauses granting “most favored nation” pricing status other than (those previously disclosed to Parent in writing as of the date hereof.

Section 3.16 Governmental Authorization. Each material consent, license, permit, grant or other authorization from a Governmental Entity (i) pursuant to which the company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties, or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or currently contemplated to be conducted during the next twelve months or the holding of any such interest (collectively, “Governmental Authorization”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect. No suspension or cancellation of any of the Governmental Authorizations is pending or, to the knowledge of the Company, threatened in writing or otherwise credibly and overtly threatened and the Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.

Section 3.17 Compliance with Laws. The Company and its Subsidiaries are in compliance in all material respects with all material Legal Requirements applicable to the Company of any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way to be material and adverse to the Company and its Subsidiaries, taken as a whole.

Section 3.18 Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.19 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company;

(ii) any indemnification, employment, consulting or other Contract with (x) any member of the Company Board, (y) any executive officer of the Company or any Subsidiary or (z) any other employee of the Company or any Subsidiary earning an annual salary plus bonus equal to or in excess of $200,000 other than those Contracts terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or any such Subsidiary;

(iii) any Contract containing any covenant (A) limiting, in any material respect, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any person or (B) granting any exclusive rights to make, sell or distribute the Company’s or it’s Subsidiaries’ products;

(iv) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Subsidiaries;

(v) any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) any Contract to license to any third party the right to commercially exploit any of the Company’s or any of its Subsidiaries’ Intellectual Property, Software Products, except (A) agreements with sales representatives, distributors or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other indebtedness for borrowed money, other than accounts receivables and payables in the ordinary course of business; or any Contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or group of assets of the Company or any of its Subsidiaries;

(viii) any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment or association with the Company or (B) settlement agreements for cash only (which has been paid) in an amount not exceeding $250,000.

(ix) any Contract under which the Company or any of its Subsidiaries has received or granted a license relating to any Intellectual Property other than (A) non-exclusive licenses extended to customers, clients, distributors or other resellers in the ordinary course of business, (B) licenses by the Company or any of its Subsidiaries of off-the shelf software involving payments of less than $250,000 annually, and (C) licenses by the Company or any of its Subsidiaries that, if lost, the Company or such Subsidiary could replace without suffering material commercial harm.

(x) any material partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

(xi) any Contract with a customer that accounted for net revenues in fiscal year 2005 of more than $500,000 in the aggregate; and

(xii) any Contract (other than with respect to Leased Real Property or engagement letters with service providers) with a vendor pursuant to which the Company incurred payables in fiscal year 2005 of more than $500,000 in the aggregate.

(xiii) (A) any dealer, OEM, distributor, joint marketing or end-user license agreement with any of the top 19 customers of the Company and its Subsidiaries, taken as a whole, as measured by sales during the twelve months ended December 31, 2005, (B) any development agreement under which the Company or any of its Subsidiaries has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty to the Company or any of its Subsidiaries has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less;

(xiv) (A) any Contract to which the Company is a party and is related to Open Source Materials described in Section 3.8(n) of the Company Disclosure Letter and (B) Contracts that are material to the business of the Company to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party;

(xv) (A) any Contract containing any support or maintenance obligation on the part of the Company or any of its Subsidiaries with any of the top 19 customers of the Company and its Subsidiaries as measured by support and maintenance revenues earned during the twelve months ended December 31, 2005, and (B) any Contract containing material service obligations on the part of the Company or any of its Subsidiaries, other than those obligations that are terminable by the Company or any of it Subsidiaries on no more than 90 days notice without liability or financial obligation to the Company or its Subsidiaries;

(xvi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company; or

(xvii) any other Contract (other than with respect to Leased Real Property) which, on its face, provides for any continuing obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $150,000 or more.

(b) Schedule. Section 3.19(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound as of the date hereof, other than those Company Material Contracts which have been filed with the Company SEC Reports as of the date hereof.

(c) No Breach. Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its respective terms, except to the extent it has previously expired in accordance with its terms. The Company and its Subsidiaries and, to the knowledge of the Company, each other party to the Company Material Contracts, have performed in all material respects all respective obligations required to be performed by them to the date hereof under the Company Material Contracts and are not, and are not alleged in writing to be (with or without notice, the lapse of time or both) in breach thereof or default thereunder, and, neither the Company nor any of it Subsidiaries nor, to the knowledge of the Company, any other party to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that, individually or in the aggregate, have not resulted in or would not reasonably be expected to result in a Material Adverse Effect on the Company.

(d) Insurance. The Company has made available to Parent true, correct and accurate copies or summaries of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof. There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 3.20 Export Control Laws. The Company and its Subsidiaries, taken as a whole, has at all times conducted its export transactions materially in accordance with (i) all applicable and material U.S. export and reexport control laws and (ii) to the Company’s knowledge, all other applicable and material import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and its Subsidiaries, taken as a whole, has obtained, and is in material compliance with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending, or the Company’s knowledge, threatened in writing or otherwise credibly and overtly threatened, claims or legal actions against the Company or any Subsidiary with respect to such Export Approvals or with respect to the export control laws of any Governmental Entity; and

(c) No Export Approvals for the transfer of material export licenses to Parent or the Surviving Corporation are required by the consummation of the Merger, or such Export Approvals can be obtained in a reasonable timely manner without material cost.

Section 3.21 Foreign Corrupt Practices Act. The Company and its Subsidiaries, taken together, are in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations thereunder and any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or to the Company’s knowledge, any of its Subsidiaries in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the “FCPA”) and, to the Company’s knowledge, none of the Company, its officers, directors, employees and agents has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.23 Takeover Statutes and Rights Plans. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent with respect to the Merger, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The Company does not have in effect any “poison pill” or similar plan or agreement which would reasonably be expected to have a dilutive or otherwise adverse effect on the capitalization of Parent as a result of consummation of the transactions contemplated hereby.

Section 3.24 Opinion of the Company’s Financial Advisor. The Company’s Board of Directors has received an opinion from Banc of America Securities LLC, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock.

Section 3.25 Privacy.

(a) The Company has provided Parent with a copy of its privacy policies and statements from time to time published or otherwise made available by the Company or its Subsidiaries to third parties (collectively, the “Privacy Policies”), which are valid and in compliance with applicable Legal Requirements. The Company and its Subsidiaries are in compliance in all material respects with the Privacy Policies and all applicable Legal Requirements relating to data protection and privacy (“Privacy Laws”). The Company and its Subsidiaries have taken reasonable steps to protect and secure from unauthorized disclosure information subject to applicable Privacy Laws, including, without limitation, information regarding its employees and customers that are subject to Privacy Laws.

(b) Neither the execution of this Agreement nor the consummation of the Merger with result in a violation or breach of any Privacy Policy or otherwise increase the burden of compliance on the Company, any of its Subsidiaries or any successor of compliance with the Privacy Policies.

(c) Except for disclosures of information required under applicable Legal Requirements, none of the Company or any of its Subsidiaries sells, rents or otherwise makes available to third parties or any affiliate any non-public personal information.

Section 3.26 Ulead Transaction. The proposed merger of InterVideo Digital Technology Corp. with Ulead pursuant to the Merger Agreement dated as of July 5, 2006 (the “Ulead Merger Agreement”) was approved in accordance with applicable Legal

Requirements (including, without limitation, the rules and regulations of the Taiwan Stock Exchange) (the “Ulead Merger”). Subject to receipt of the approval of the Taiwan Stock Exchange, as of the date hereof and to the knowledge of the Company, there is no circumstance that would reasonably be expected to impede or materially delay consummation of the Ulead Merger. As of the date of this Agreement, no shareholder or creditor of Ulead has objected under applicable Legal Requirements to the Ulead Merger.

Section 3.27 Grants and Subsidies. Section 3.27 of the Company Disclosure Letter provides a complete list, as of the date hereof, of all pending, approved and granted incentives, grants, exemptions and subsidies (collectively, “Grants”) from any Governmental Entity granted to the Company or any of its Subsidiaries. The Company has made available to the Parent, prior to the date hereof, true, complete and correct copies of all documents evidencing Grants submitted by the Company and of all letters of approval, certificates of completion, and supplements and amendments thereto, and all material correspondence related thereto. Section 3.27 of the Company Disclosure Letter lists, as of the date hereof: (a) all material undertakings of the Company or any of its Subsidiaries given in connection with the Grants; (b) the aggregate amount of each Grant; (c) the aggregate outstanding obligations of the Company and its Subsidiaries under each Grant; and (d) general limitations on the use of the Grants. The Company and the applicable Subsidiary is in compliance, in all material respects, with the terms and conditions of all Grants and has duly fulfilled, in all material respects, all the undertakings required thereby. Assuming compliance by the Parent with any undertakings it may give with respect to the Grants, the Company is not aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as disclosed in a document of even date herewith and delivered by Parent and to the Company prior to the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement in which information disclosed in any section shall be deemed to be disclosed under and to qualify and relate to any section of this Agreement and any other provision to which the relevance of such information is reasonably apparent (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization; Standing and Power. The Parent and Merger Sub is each a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be so organized, existing, qualified and in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

Section 4.2 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate or stockholder proceedings are required on the part of Parent or Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

(b) Non–Contravention. The execution and delivery of this Agreement by the Parent and Merger Sub does not, and performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate the articles of incorporation or bylaws of Parent or Merger Sub, (ii) subject to compliance with the requirements set forth in Section 4.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of or result in the creation of a Lien on any of the material properties or assets of the Parent or Merger Sub pursuant to any Contract, which, if individually or in the aggregate, not obtained, would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities or other state in which the Company or Parent is qualified to do business, (ii) any filings required pursuant to the Exchange Act or the Securities Act and the rules and regulations promulgated thereunder, or applicable Canadian or Ontario securities Legal Requirements, (iii) the filing of the Notification and Report Forms with the FTC and DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 3.3(b) of the Company Disclosure Letter, (iv) the consents listed on Section 4.2(c) of the Parent Disclosure Letter, and (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would reasonably be expected to materially and adversely affect the ability of the parties hereto to consummate the Merger within the time frame contemplated by this Agreement.

Section 4.3 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to parent or Merger Sub or any of their affiliates, officers or directors should be discovered by parent or Merger Sub which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 4.4 Litigation and Claims. As of the date hereof, there is no litigation pending, or, to the knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub or any of their respective properties, at law or in equity before or by any Governmental Entity or before any arbitration board or panel, wherever located that would impair the ability of Parent to consummate the transactions contemplated hereby.

Section 4.5 Sufficient Funds. Parent and Merger Sub will have at the Effective Time, sufficient funds to consummate the transactions under this Agreement, including payment in full of the Merger Consideration, subject to the terms and conditions of this Agreement.

Section 4.6 Brokers’ and Finders’ Fees. Neither Parent nor Merger Sub has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.7 No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Merger Sub has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking that is not contemplated by or in connection with this Agreement, the Proxy Statement and the transactions contemplated hereby.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1 Operation of Business Prior to the Closing.

(a) Ordinary Course. Except as provided in Section 5.1(a) of the Company Disclosure Letter, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with Section 2.17, (ii) pay its material debts and Taxes when due, pay or perform other material obligations when due, (iii) manage working capital in the ordinary course of business consistent with past practices, and (iv) use reasonable best efforts to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and Employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings provided, however, that (1) the Company shall not be required to take any action pursuant to this Section 4.1(a) that would cause any representation or warranty made by it under this Agreement to be or become inaccurate, and (2) no failure by the Company to take any action otherwise required by this Section 4.1(a) shall be deemed to constitute a breach of, or inaccuracy in, any of the representations and warranties made by it in this Agreement if and to the extent that Parent shall consent to such failure in writing pursuant to this Section 4.1(a).

(b) Limitation on Conduct of the Company. Without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement, and except as provided in Section 4.1(b) of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Enter into any new line of business;

(ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business and except as permitted under Section 4.1(b)(iv);

(iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested shares in connection with termination of employment, advisory or consulting relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into in the ordinary course of business after the date hereof;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Common Stock upon vesting or exercise of Company Options or other equity awards existing on the date hereof in accordance with their present terms; (B) issuance of shares of Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof; (C) issuances of Common Stock upon the exercise of other options, warrants or other rights of Company outstanding on the date hereof in accordance with their present terms; or (D) grants of stock options under the Company Stock Plans, as appropriate, in the ordinary course of business in an amount not to exceed 50,000 shares in the aggregate;

(v) Cause, permit or propose any amendments to the Company Charter Documents or the charter documents of any of the Company Subsidiaries other than such amendments as are required to effect the Redemption;

(vi) (A) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or (B) other than in the ordinary course of business, otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(vii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance (in each case, other than reseller, OEM, distribution and licensing agreements entered into in the ordinary course of business) that would reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole;

(viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets except the sale, lease, license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries, taken as a whole, or the licenses of current Company Software Products, in each case, in the ordinary course of business;

(ix) Cause or undertake any material reductions in work force, real property lease terminations, or other exit or disposal (provided that Parent shall not unreasonably withhold its consent to any such reductions in work force or exit or disposal);

(x) Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (A) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business, or (C) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business;

(xi) Except as required by concurrent changes in GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting or revalue any of its assets;

(xii) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement or settle any claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xiii) Settle any material claim (including any Tax Claims), action or proceeding involving money damages payable by the Company in excess of $250,000 in any one case, except to the extent subject to reserves existing as of the date hereof in accordance with GAAP or any claim related to Intellectual Property;

(xiv) Except in the ordinary course of business, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR, system integrator, system outsourcer or other similar contracts, agreements, or obligations which either (A) may not be canceled without penalty by the Company or its Subsidiaries upon notice of 30 days or less and which provides, on its face, for express payments by the Company or its Subsidiaries in an amount in excess of $150,000 in any one year or (B) involve any exclusive terms of any kind which are binding on the Company or any of its Subsidiaries and that impose a material restriction or limitation on the operation of the businesses of the Company or are otherwise material to the business of the Company and its Subsidiaries, taken as a whole;

(xv) Cancel or terminate or allow to lapse without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies on substantially the same terms as in effect on the date hereof;

(xvi) Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than (i) settlements with prejudice entered into in the ordinary course of business requiring of the Company and its Subsidiaries only to pay monetary damages not to exceed $250,000 net of any insurance payments received by the Company or (ii) settlements pursuant to which neither the Company nor its Subsidiaries are required to (x) pay damages, (y) limit, or cease engaging in, any business activities outside of the normal course of business or (z) forfeit property or rights or admit a violation of other third party Intellectual Property rights;

(xvii) Except as required by Legal Requirements, Company Employee Plans or Employee Agreements currently binding on the Company or its Subsidiaries, (A) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company other than annual increases in pay in connection with annual performance reviews to current non-officer Employees granted in the ordinary course of business and consistent with past practices, (B) adopt or amend any Employee Agreement, Company Employee Plan or International Employee Plan or make any contribution, other than regularly scheduled contributions, to any Employee Agreement, Company Employee Plan or International Employee Plan, (C) waive any stock repurchase rights, accelerate or extend the period of exercisability of Company Options or Company Warrants, reprice any Company Options or Company Warrants or authorize cash payments in exchange for any Company Options or Company Warrants, or (D) enter into, modify or amend any Employee Agreement (other than offer letters and letter agreements entered into in the ordinary course of business with employees who are terminable “at will”) or any indemnification agreement with any Employee or enter into any collective bargaining agreement;

(xviii) Subject Parent or the Surviving Corporation or any of their respective Subsidiaries to any non-compete on any of their respective businesses following the Closing;

(xix) Other than in the ordinary course of business, enter into any Contract containing, or otherwise subject the Surviving Corporation or Parent to, any terms providing for non-competition, exclusivity, “most favored nations” clauses material to the Company, unpaid future deliverables, service requirements (other than those royalty payments related to the Company’s product offerings), or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

(xx) Provide any material refund, credit, rebate or other allowance to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business or pursuant to pre-existing Contracts;

(xxi) Hire any non-officer employees other than in the ordinary course of business or hire, elect or appoint any officers or directors;

(xxii) Grant any exclusive rights with respect to any material Intellectual Property;

(xxiii) Enter into, modify or amend in a manner adverse in any material respect to such party, or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder, in a manner adverse in any material respect to such party, other than any modification, amendment or termination of any such Parent Material Contract or Company Material Contract, pursuant to the terms thereof;

(xxiv) Incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, other than (i) any guarantee by the Company of the obligations of its wholly-owned Subsidiary in the ordinary course of business or (ii) trade payables in the ordinary course of business;

(xxv) Enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property (except for Permitted Liens), enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Material Lease Document, in each case that is material to the business of the Company and its Subsidiaries, taken as a whole or that is required pursuant to the terms of any Contract in existence and in effect on the date hereof;

(xxvi) Make any material purchase of fixed assets or other long-term assets other than (i) in the ordinary course of business or (ii) in amounts not to exceed $25,000 per purchase or $150,000 in any one fiscal quarter;

(xxvii) Enter into, modify or amend any agreement or Contract in a manner that restricts the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property rights in or to any of the Company’s or its Subsidiaries’ Software Products or grants any third Person any exclusive or ownership rights in or to any of the Company’s or its Subsidiaries’ core software products; or

(xxviii) Take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in Sections 4.1(b)(i) through 4.1(b)(xxvii) hereof.

Section 5.2 No Solicitation.

(a) Subject to Section 5.2(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article

VII, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Company Acquisition Proposal and request from any Person that it has provided information in connection therewith to return such information.

(b) Notwithstanding anything to the contrary contained in Section 5.2(a), if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (i) the Company has received a written Company Acquisition Proposal from a third party that the Company Board believes in good faith to be bona fide; (ii) the Company Board determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and (iii) after consultation with the Company’s outside counsel, the Company Board determines in good faith that the failure to take such action would be reasonably likely to violate its fiduciary duties under applicable Legal Requirements, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. The Company shall promptly notify Parent in the event it receives a Company Acquisition Proposal from a Person or group of related Persons, including the material terms and conditions thereof, and shall keep Parent apprised as to the status and any material developments, discussions and negotiations concerning the same on a current basis (and in any event no later than 48 hours after the occurrence of such developments, discussions or negotiations). Without limiting the foregoing, the Company shall promptly notify Parent orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Company Acquisition Proposal from a Person or group of related Persons pursuant to this Section 5.2(b).

(c) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Company Stockholder Approval, the Company receives a Company Acquisition Proposal which the Company Board concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (ii) below, the Company Board may (x) effect a Recommendation Withdrawal and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to violate its fiduciary duties under applicable Legal Requirements; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 7.3(a); and provided, further, that the Company Board may not effect a Recommendation Withdrawal pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) the Company shall have provided prior written notice to Parent and Merger Sub, at least five (5) calendar days in advance (the “Notice Period”), of its intention to effect a Recommendation Withdrawal in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and

(ii) prior to effecting such Recommendation Withdrawal or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal would cease to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 5.2(c) with respect to such new written notice, except that the Notice Period shall be reduced to three (3) calendar days.

(d) The Company agrees that any violations of the restrictions set forth in this Section 5.2 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.2 by the Company.

(e) As used in this Agreement, the term:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement;

(ii) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class or series of capital stock of the Company, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole);

(iii) “Superior Proposal” means a Company Acquisition Proposal that the Company Board in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby (x) after consulting with a financial advisor (who shall be a nationally recognized investment banking firm), (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Legal Requirements; provided, that for purposes of the definition of “Superior Proposal,” the references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “a majority.”

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board from complying with the Company’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, including (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board, such disclosure would be necessary under applicable Legal Requirements; provided, however, that the Company shall not make a Recommendation Withdrawal unless the Company has complied with the applicable requirements of Section 5.2(c); (it being understood that for purposes of this Agreement any “stop-look-and-listen” letter or similar communication under Rule 14d-9(f) promulgated under the Exchange Act relating to a Company Acquisition Proposal shall not be deemed a Recommendation Withdrawal.

Section 5.3 Stockholders’ Meeting; Proxy Material.

(a) Subject to Section 5.2(c), the Company shall use reasonable best efforts in accordance with applicable Legal Requirements and the Company Charter Documents to (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable after the date on which the Proxy Statement is cleared by the SEC for the purpose of voting upon the adoption of this Agreement and the approval of the Merger; (ii) solicit proxies in favor of approval of this Agreement and the Merger; and (iii) subject to the immediately succeeding sentence, include in the Proxy Statement the Company Recommendation. Subject to Section 5.2(c), neither the Company Board nor any committee thereof shall directly or indirectly (x) withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Recommendation or (y) approve, endorse or recommend any Acquisition Proposal other than the Merger (any action described in this clause (x) or (y) being referred to as a “Recommendation Withdrawal”). Notwithstanding anything in this Agreement, the Company’s obligations to call, give notice of, convene and hold the Company Stockholder Meeting in accordance with this Section 5.3(a) shall not be limited by the commencement, disclosure, announcement or submission to the Company of any Company Acquisition Proposal or by an Recommendation Withdrawal.

(b) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Company Stockholder Meeting (provided, however, that prior to filing the Proxy Statement, the Company shall cooperate and provide Parent and Merger Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto)).

(c) The Company shall as promptly as practicable notify Parent and Merger Sub of the receipt of any oral or written comments from the SEC relating to any request from the SEC for amendments of, or supplements to, the Proxy Statement as well as any request by the SEC for additional information. The Company (in consultation with Parent and Merger Sub) shall use its reasonable best efforts to respond to the comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Proxy Statement shall have been cleared by the SEC. The Company shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on the drafts of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with, or sending such to, the SEC (and Parent shall provide comments, if any, no later than three (3) Business Days after Parent’s receipt thereof), and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Legal Requirements, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company; provided, that prior to such mailing, the Company shall provide Parent with the right to review and comment described in this Section 5.3(c). Subject to Section 5.2(c), the Company Recommendation shall be included in the Proxy Statement.

Section 5.4 Commercially Reasonable Efforts.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date hereof.

(b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other party (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions hereunder. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions under this Agreement unless otherwise prohibited by Legal Requirements. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Government Authority with respect to the transactions under this Agreement, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits are required as a result of the execution of this Agreement or consummation of the transactions hereunder, the Company shall use its reasonable best efforts to effect such transfers at the Closing.

(c) No party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be contained prior to Closing.

(d) The Company and Parent shall give any notices to third parties, and use reasonable best efforts to obtain any Consents (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement or (ii) required to be disclosed in the Disclosure Schedule. In the event that either party shall fail to obtain any Consent described in the immediately preceding sentence, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and/or Parent and their respective businesses resulting, or which would reasonably be expected to result after the Closing, from the failure to obtain such Consent.

Section 5.5 Regulatory Filings. In furtherance and not in limitation of the obligations of the parties set forth in Section 5.4, and subject thereto, as soon as may be reasonably practicable the Company and Parent each shall file (i) a Notification and Report Form with the Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, including the Merger and (ii) any appropriate pre-merger notifications under the antitrust Legal Requirements of any foreign jurisdiction, as reasonably agreed by the parties to be appropriate. The Company and Parent each shall promptly (a) supply the other with any additional information and documentary material that may be requested pursuant to the HSR Act which may be required in order to effectuate such filings and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (b) supply any additional information, which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties reasonably agree to be appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s Subsidiaries or Affiliates of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or Affiliates or of the Company or its Affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that Parent shall afford the Company a reasonable opportunity to participate therein.

Section 5.6 Delisting. Parent shall take all reasonable actions necessary to terminate the Company’s registration under the Exchange Act as soon as practicable following the Effective Time, and to delist the Common Stock from the Nasdaq Global Market as soon as practicable following the Effective Time; provided, in each case that such termination and delisting shall not be effective until after the Effective Time.

Section 5.7 Access.

(a) From the date of this Agreement until the Closing, the Company shall, and shall cause its Subsidiaries to (i) give Parent, Merger Sub, their Representatives and their lenders, upon reasonable prior notice, reasonable access during normal business hours to the employees, agreements, contracts, books, records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy laws), analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants’ work papers and (ii) furnish Parent on a timely basis with such financial and operating data and other information with respect to the business, operations and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request; provided that such access does not unreasonably interfere with the business or operations of the Company or its subsidiaries; and provided, further that (i) to the extent any such access would reasonably be expected to result in a loss or impairment of any attorney-client or work-product privilege, the parties shall use their respective reasonable best efforts to cause such information to be provided in a manner that does not result in any such loss or impairment (which reasonable best efforts shall include entering into one or more joint defense or community of interest agreements on customary terms); and (ii) Parent’s and its Representative’s access shall be limited to the extent that any access would be reasonably be expected to violate applicable Legal Requirements (as determined by the Company after consultation with Parent and receiving and considering the advice of the Company’s outside legal counsel).

(b) Any information disclosed pursuant to Section 5.7(a) shall be subject to the Confidentiality Agreement.

Section 5.8 Employee Matters.

(a) Parent will, or will cause the Surviving Corporation to, give individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time who remain employed with the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (the “Affected Employees”) full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees’ service with the Company or any of its Subsidiaries to the same extent recognized immediately prior to the Effective Time and to the extent permitted under Parent’s employee benefit plans; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(b) To the extent permitted under Parent’s welfare benefit plans, Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid in the calendar year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out of pocket requirements for such year under any welfare benefit plans that Affected Employees are eligible to participate in after the Effective Time.

(c) If requested by Parent, the Company Board shall adopt resolutions terminating the Company’s 401(k) Plan (the “Company 401(k) Plan”) effective no later than the day immediately prior to the Closing Date and provide notice to the trustee of the Company 401(k) Plan pursuant to the terms of the Company 401(k) Plan. Parent shall notify the Company, in writing, at least ten (10) business days prior to the Closing Date of any such request. If Parent makes such a request to terminate the Company 401(k) Plan, the Company shall provide Parent and the trustee of the Company 401(k) Plan with a copy of such Board resolutions. Neither the Company nor any of its Subsidiaries prior to Closing shall have any other responsibilities or obligations with respect to the termination of the Company 401(k) Plan. If the Company 401(k) Plan is terminated, Parent shall cause the trustee of a defined contribution plan in which employees of Parent or any of its Subsidiaries participate, to accept “eligible rollover distributions” (as such term is defined under Section 402 of the Code) from the Company 401(k) Plan.

Section 5.9 Public Disclosure; Confidentiality. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except: (a) as maybe required by applicable Legal Requirements (including any filing made with the SEC by Parent pursuant to Section 13(d) of the Exchange Act) or by the rules and regulations of any stock exchange or trading market upon which one of the parties’ securities are listed as determined in the good faith judgment of the party proposing to make such release, in which case neither the Company nor Parent shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent practicable and (b) as may be consistent with actions taken by the Company or the Company Board (or any committee thereof) pursuant to Section 5.2(c).

Section 5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent (on behalf of itself and Merger Sub) shall give prompt notice to the Company, of the occurrence or non occurrence of (i) any event whose occurrence or non-occurrence, as the case may be, would reasonably be likely to cause or result in the conditions to closing set forth in either Section 6.2(a) or Section 6.3(a) not to be satisfied at the Closing or (ii) any failure of such party, as the case may be, to comply with or satisfy in all respects any covenant, condition or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to cause or result in the conditions to closing set forth in either Section 6.2(b) or Section 6.3(b) not to be satisfied at the Closing; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

Section 5.11 Tax Filings. During the period from the date hereof to the Closing Date, the Company shall, and shall cause its Subsidiaries to: (i) timely file all Tax Returns (“Post-Signing Tax Returns”) required to be filed by the Company and its Subsidiaries, as the case may be, and all such Post Signing Tax Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable by the Company and its Subsidiaries, respectively, and (iii) promptly notify Parent of any Tax Claims pending against or with respect to the Company or any of its Subsidiaries (or any significant developments with respect to ongoing Tax Claims).

Section 5.12 Directors’ and Officers’ Insurance and Indemnification.

(a) For a period of not fewer than six (6) years after the Effective Time, Parent agrees, and Parent shall use reasonable best efforts to cause, the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries, and persons who become any of the foregoing prior to the Effective Time (the “D&O Indemnified Parties”), against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation, which consent shall not unreasonably be withheld)) arising out of or pertaining to actions, omissions or matters existing or occurring at, prior to or after the Effective Time to the fullest extent permissible under applicable provisions of the DGCL, the terms of the Company Charter Documents, the Subsidiary Charter Documents, and under any agreements as in effect at the date hereof (true and correct copies of which have been previously provided to Parent). From and after the Closing, the Articles of Incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to the exculpation and indemnifications than those set forth in the Company Charter Documents, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing Date in any manner that would materially adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) Parent or the Surviving Corporation shall maintain the Company’s existing officers’ and directors’ liability insurance covering those officers, directors and other persons that are currently covered by the Company’s directors’ and officers’ liability insurance policy (“D&O Insurance”) for a period of not fewer than six (6) years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors, officers or other persons; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall use its reasonable best efforts to obtain substantially similar D&O Insurance; provided, further, that in no event shall Parent be required to pay annual premiums for insurance under this Section 5.12(b) in excess of 250% of the annual premium paid by the Company for such insurance coverage (the sum of such six (6) years of annual premiums, the “Maximum D&O Premium”); and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.12(b) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance (up to the amount of insurance required by this Section 5.12(b)) as can be obtained for the Maximum D&O Premium. In lieu of the foregoing, the Surviving Corporation may obtain a “tail” policy of substantially equivalent coverage and amounts containing terms no less favorable to such former directors, officers or other persons covering events occurring at, prior to or after the

Effective Time for a period of not fewer than six (6) years after the Effective Time at a cost not to exceed the Maximum D&O Premium.

(c) In the event that Parent, the Surviving Corporation, any of their respective Subsidiaries or any of their respective, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Parent, the Surviving Corporation or any such Subsidiary shall succeed to and assume the obligations thereof set forth in this Section 5.12.

(d) The provisions of this Section 5.12 are intended to be in addition to the rights otherwise available to the current and former officers, directors, employees and agents of the Company and its Subsidiaries by Legal Requirements, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, their heirs and personal representatives and shall be binding on the Parent, the Surviving Corporation and their respective successors and assigns.

Section 5.13 State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company, this Agreement or the Merger, then Parent, the Company and their respective boards of directors shall take all action reasonably necessary to render such statute inapplicable to the foregoing.

Section 5.14 Certain Actions and Proceedings. Until this Agreement is terminated in accordance with Section 7.1, Parent shall have the right, at its own expense, to participate in (but not control or direct) the defense or settlement of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any court or Governmental Entity or threatened by any Governmental Entity or any third party, including a Company shareholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

Section 5.15 Section 16(b). Each of Parent and the Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Financing.

(a) The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, provide on a timely basis all such assistance and cooperation as Parent may reasonably request in connection with any third party financing that Parent determines to seek in connection with the Merger and the other transactions contemplated by this Agreement (a “Financing”) (provided, that such requested assistance and cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) making senior management of the Company reasonably available for customary lender meetings and “roadshow” presentations and cooperating with prospective lenders in performing their due diligence; (ii) cooperating in the preparation of any offering memorandum or similar document; (iii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including financial statements and financial data; and (iv) providing and executing documents as may be reasonably requested by Parent; provided, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with any Financing prior to the Closing and Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket third party costs incurred by the Company or any of its Subsidiaries in connection with such cooperation.

Section 5.17 Ulead. The Company shall use commercially reasonable efforts to consummate the acquisition of Ulead Systems Co. Ltd. (“Ulead”) by the Company. The Company shall not knowingly take or fail to take any action, which action or omission would reasonably be expected to prevent or materially delay the consummation of the acquisition of Ulead.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Legal Requirements:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Merger; provided, however, that prior to invoking this condition, the party so invoking this condition shall have used its reasonable best efforts to resist, resolve or lift any such statute, rule, regulation, order or injunction and shall have complied with its obligations under Section 5.4; provided, further, that the right to assert this condition shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such order or injunction or the failure of such order to be resisted, resolved or lifted, as applicable.

(c) Governmental Consents. All regulatory consents, approvals and clearances of Governmental Authorities (other than the filing of the Certificate of Merger) which, if not obtained in connection with the consummation of the transactions contemplated hereby, would have a Material Adverse Effect, shall have been obtained;

provided, however, that prior to invoking this condition, the party so invoking this condition shall have used its reasonable best efforts to obtain such consents, approvals and clearances and shall have complied with its obligations under Section 5.4; provided, further, that the right to assert this condition shall not be available to any party whose breach of any provision of this Agreement results in the failure to obtain such consents, approvals or clearances.

(d) Expiration of HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 6.2 Additional Conditions of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the following additional conditions, which may be waived in whole or in part by Parent or Merger Sub:

(a) Representations and Warranties. Each of the representations and warranties of the Company (i) contained in Section 3.3(a) and Section 3.5(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true as of such earlier date) and (ii) contained in this Agreement other than those described in clause (i) hereof, when read without any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true as of such earlier date), except with respect to this clause (ii) only, where such failure(s) to be true and correct would not have a Material Adverse Effect.

(b) Covenants and Agreements. The Company shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer or another executive officer of the Company, to the effect that the conditions in Sections 6.2(a), (b) and (c) have been satisfied.

(e) FIRPTA Certificate. The Parent shall have received a properly executed statement prepared in accordance with the certification requirements set forth in Treasury Regulations Section 1.1445 2(c)(3) certifying that the Common Stock, Preferred Stock, Company Stock Options and Company Warrants are not U.S. real property interests.

(f) Dissenters. Not more than 15% of the Company’s shares of capital stock (computed on an as-converted basis) shall be Dissenting Shares.

(g) Net Cash. The Company Available Net Cash shall not be less than $75,000,000 (seventy five million dollars). The Company shall have provided to Parent by the date two Business Days prior to the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company setting forth the Company Net Cash.

(h) Restatement. There shall not have been any restatement of the Company’s consolidated financial statements, and the Company shall not be aware of any event that could reasonably be expected to result in any such restatement. The Company’s auditors shall not have resigned or threatened to resign.

Section 6.3 Additional Conditions of the Company. The obligations of the Company to effect the Merger shall be subject to the following additional conditions, which may be waived in whole or in part by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true as of such earlier date), except where such failure(s) to be true and correct would not have a Parent Material Adverse Effect.

(b) Covenants and Agreements. Parent and Merger Sub shall have performed and complied with all of their respective covenants, obligations and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing Date, except where such failure(s) to perform or comply would not have a Material Adverse Effect.

(c) Certificate. The Company shall have received a certificate, dated the Closing Date, signed by two executive officers of Parent, to the effect that the conditions in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned:

(a) at any time prior to the Closing:

(i) by mutual written consent of Parent and the Company;

(ii) by Parent or the Company if the Closing shall not have occurred on or before February 26, 2007; provided, further, that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii) by Parent or the Company, if any Legal Requirement makes consummation of the Merger illegal or otherwise permanently prohibited or any Governmental Entity shall have issued a Governmental Order permanently enjoining or otherwise permanently prohibiting the transactions contemplated under this Agreement and such Governmental Order shall have become final and nonappealable;

(iv) by Parent or the Company, if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Sections 6.2(a) or (b) (in the case of a breach by the Company) or Sections 6.3(a) or (b) (in the case of a breach by Parent or Merger Sub), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the party alleged to be in breach; provided, at the time of the delivery of such written notice, the party delivering such written notice shall not be in material breach of its obligations under this Agreement;

(v) by Parent, if the Company Board or any committee thereof (A) shall have effected a Recommendation Withdrawal, (B) fails to publicly reconfirm the Company Recommendation within ten (10) Business Days of being requested in writing to do so by Parent or (C) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing; and

(vi) by the Company, prior to the obtaining of the Company Stockholder Approval, if permitted by, and in compliance with, Section 5.2(c).

(b) at any time after the Company Stockholder Meeting and any adjournments thereof, by either Parent or the Company if at the Company Stockholder Meeting or any adjournment thereof the Company Stockholder Approval shall not have been obtained.

Section 7.2 Effect of Termination. Except as otherwise set forth in this Section 7.2, if this Agreement is terminated by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Merger Sub or their respective officers or directors, except with respect to this Section 7.2, Section 7.3, ARTICLE VIII and the Confidentiality Agreement, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, none of the Company, Parent or Merger Sub shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement. For the purposes of any representation or warranty of this Agreement qualified by knowledge, if the Company does not have knowledge of a breach thereof on the date hereof, the fact that it or the Parent, or circumstances show that, subsequently has such knowledge, or such representation or warranty proves to be inaccurate, shall not, in and of itself, be deemed or be a willful breach of this Agreement. Without limiting the generality of the foregoing, a breach of Section 3.8(c)(ii) or (iii) may not be considered willful if the Company did not have knowledge of such breach as of the date hereof.

Section 7.3 Fees and Expenses.

(a) In the event this Agreement is terminated by Parent pursuant to Section 7.1(a)(v) or by the Company pursuant to Section 7.1(a)(vi) the Company shall pay to Parent (or its designees) an amount equal to the sum of (i) $6,000,000 (six million dollars) (the “Termination Fee”) plus (ii) up to an aggregate amount of $2,000,000 (two million dollars) of all reasonable and documented out of pocket expenses of Parent and its Affiliates, including reasonable and documented fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Parent and its Affiliates or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”).

(b) In the event that (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(a)(ii) and (ii) after the date hereof and on or before the date of any such termination, (x) a bona fide Company Acquisition Proposal shall have been publicly announced or disclosed and not withdrawn prior to such termination and (y) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated an Acquisition, then the Company shall pay to Parent (or its designees), upon the earlier of the execution of a definitive agreement with respect to, or the consummation of such transaction, an amount equal to (i) the Termination Fee plus (ii) the Parent Expenses.

(c) Without limiting the Parent’s right under Section 7.3(a) or Section 7.3(b), in the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) and (ii) after the date hereof and prior to the Company Stockholder Meeting, (x) a bona fide Company Acquisition Proposal shall have been publicly announced or disclosed and such proposal shall not have been withdrawn as of or prior to ten calendar days prior to the date of the Company Stockholders Meeting (y) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition, upon the earlier of the execution of a definitive agreement with respect to, or the consummation of such transaction, an amount equal to (i) the Termination Fee plus (ii) the Parent Expenses, to the extent not paid pursuant to Section 7.2(d).

(d) If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b), then the Company shall pay to Parent (or its designees), immediately upon such termination, the Parent Expenses.

(e) Any payment required to be made pursuant to (i) Section 7.3(a) shall be made concurrently with the termination giving rise to the payments provided for in Section 7.3(a), (ii) Section 7.3(b) shall be made not more than two (2) Business Days after the satisfaction of the conditions provided for in Section 7.3(b), (iii) Section 7.3(c)

shall be made not more than two (2) Business Days after the satisfaction of the conditions provided for in Section 7.3(c), and (iv) Section 7.3(d) shall be made concurrently with the termination giving rise to the payments provided for in Section 7.3(d). All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. No payment under this Section 7.3 shall limit in any respect any rights or remedies available to Parent and Merger Sub relating to any breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive any payment under this Section 7.3.

(f) Parent and the Company acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount set forth in this Section 7.3, such non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent shall bear the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports forms under similar applicable laws of other jurisdictions where Parent is statutorily obligated to pay such fees, in each case pursuant to Section 5.5.

(g) For the purposes of this Section 7.3 only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 50% of the aggregate fair market value of the party’s business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the party.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile or by email transmission. Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date upon which receipt is signed or delivery is made, if mailed by registered or certified mail, (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed by registered or certified mail, (d) on the next succeeding Business Day if sent by national courier service, (e) on the date sent by facsimile if the appropriate facsimile confirmation is received by the sender, or (f) on the date sent if by email.

If to the Company:

InterVideo, Inc.

46430 Freemont Blvd.

Freemont, CA 94538

Attention:  Chief Executive Officer

                    General Counsel

Telephone: (510) 651-0888

Facsimile: (510) 651-8808

With a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention:  Matthew Sonsini, Esq.

                    Bradley Finkelstein, Esq.

Telephone: (650) 493-9300

Facsimile: (650) 493-6811

If to Parent or Merger Sub:

Corel Corporation

1600 Carling Avenue

Ottawa Ontario

Canada K1Z8R7

Attention: Chief Executive Officer

Telephone: (613) 728-0826

Facsimile: (613) 725-2691

With a copy to:

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street, Suite 2600

San Francisco, CA 94111

Attention:   Michael J. Kennedy, Esq.

                     Victoria Nassi, Esq.

Telephone: (415) 984-8700

Facsimile: (415) 984-8701

Section 8.2 Amendment; Waiver. Any provision of this Agreement maybe amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and the Company or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, no amendment or waiver may be made without further stockholder approval which, pursuant to applicable Legal Requirements or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the consummation of the Merger.

Section 8.4 Assignment; Change in Structure.

(a) No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of Parent or the Company; provided, that Parent and the Merger Sub may assign any of their rights and obligations hereunder, in whole or in part, to any Affiliate or Subsidiary of Parent without obtaining the consent of the Company; and further provided, that any such assignment shall not relieve Parent or Merger Sub of its obligations hereunder.

(b) At its election, Parent may change the structure or method of effecting the combination with the Company, including to provide for a merger of the Company into Parent or any Subsidiary of Parent, provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of shares of Company Common Stock as provided for in this Agreement, (ii) adversely affect the tax treatment to the Company Stockholders as a result of receiving the Merger Consideration, (iii) impede or delay consummation of the transactions contemplated by this Agreement, or (iv) otherwise adversely affect the Company Stockholders. Any such structural change shall not affect the accuracy (whether as of the date hereof or as of the Closing Date) of the Company’s representations and warranties hereunder, which are made under the assumption that the transaction is structured as a reverse triangular merger as set forth in Section 2.1, if such representations and warranties, but for the structural change, would have been accurate as of the date hereof and as of the Closing Date.

Section 8.5 Entire Agreement. This Agreement (including the Disclosure Schedule), the Confidentiality Agreement and the other agreements, documents and instruments delivered in connection herewith (other than the Voting Agreements) contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.6 Parties in Interest. Subject to Section 8.4, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Except as set forth in Section 5.12, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Parent, the Merger Sub or the Company or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 8.7 Expenses. Except as expressly set forth in Section 7.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 8.8 Governing Law; Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by applicable Legal Requirements, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or federal court, and (iv) waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware state or federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(c).

Section 8.9 Specific Performance.

(a) The parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.

(b) The parties hereto further agree that the current, former and prospective stockholders of Parent and their respective Affiliates (other than Parent and Merger Sub) are not parties to this Agreement and (i) the Company shall not have any right to cause any monies to be contributed to Parent by any current, former or prospective stockholder of Parent or any of their respective Affiliates and (ii) the Company may not otherwise pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for avoidance of doubt, monetary damages and specific performance) against any current, former or prospective stockholder of Parent or any Affiliate thereof (other than Parent and Merger Sub).

Section 8.10 Counterparts. This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 8.11 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Section 8.12 Interpretation. When a reference is made in this Agreement to Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.13 Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY
INTERVIDEO, INC.

By:	/s/ Randall Bambrough
	Name:	Randall Bambrough
	Title:	Chief Financial Officer

PARENT
COREL CORPORATION

By:	/s/ Chris S. DiFrancesco
	Name:	Chris S. DiFrancesco
	Title:	Vice president, Legal, General Counsel
and Corporate Secretary

MERGER SUB
ICELAND ACQUISITION CORPORATION

By:	/s/ Chris S. DiFrancesco
	Name:	Chris S. DiFrancesco
	Title:	Vice president, Legal, General Counsel
and Corporate Secretary

[Signature Page to Merger Agreement]